Exhibit 99.1

Howmet Aerospace Reports Second Quarter 2023 Results

Second Quarter Revenue Up 18% Year Over Year; Strong Profit and Cash Generation

$100 Million in Share Repurchases; $200 Million Debt Redemption Launched in July 2023

Full Year 2023 Guidance Increased; Expect to Increase Common Stock Dividend in Fourth Quarter 2023

PITTSBURGH--(BUSINESS WIRE)--August 1, 2023--Howmet Aerospace (NYSE:HWM):

Second Quarter 2023 Highlights

  Revenue of $1.65 billion, up 18% year over year, driven by commercial aerospace, up 23% year over year
  Net income of $193 million, or $0.46 per share, versus $147 million, or $0.35 per share, in the second quarter 2022
  Net income excluding special items of $181 million, or $0.44 per share, versus $149 million, or $0.35 per share, in the second quarter 2022
  Adjusted EBITDA excluding special items of $368 million, up 16% year over year
  Generated $229 million cash from operations and $188 million of free cash flow; $189 million of cash used for financing activities; and $41 million of cash used for investing activities
  Cash balance at end of quarter of $536 million including impacts of $100M of common stock repurchases and $0.04 per share dividend on common stock
2023 Guidance

	Q3 2023 Guidance			FY 2023 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.580B	$1.590B	$1.600B	$6.400B	$6.440B	$6.470B
Adj. EBITDA*1	$355M	$360M	$365M	$1.435B	$1.445B	$1.455B
Adj. EBITDA Margin*1	22.5%	22.6%	22.8%	22.4%	22.4%	22.5%
Adj. Earnings per Share*1	$0.41	$0.42	$0.43	$1.69	$1.70	$1.71
Free Cash Flow[1]				$600M	$635M	$670M
______________________
*	Excluding Special Items
1

Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2023 Guidance” below.

Key Announcements

  In the second quarter 2023, Howmet Aerospace repurchased $100 million of common stock at an average price of $44.52 per share, retiring approximately 2.2 million shares. As of July 31, 2023, total share repurchase authorization available was $822 million.
  On July 31, 2023, the Company issued a notice to redeem $200 million of the aggregate principal amount of its 5.125% Notes due 2024 (“2024 Notes”). The redemption is expected to be completed on September 28, 2023 and will reduce the outstanding 2024 Notes to $705 million. This action will reduce annualized interest expense by approximately $10 million.
  On July 27, 2023, the Company amended its credit agreement for its $1 billion revolving credit facility, including changes relating to a maturity date extension to July 27, 2028, a more favorable Debt-to-EBITDA financial covenant, and certain lower fees. Revolver capacity remains at $1 billion and is undrawn.
  The Company expects to increase the quarterly dividend on its common stock from $0.04 per share to $0.05 per share beginning in the fourth quarter 2023, subject to the discretion and final approval of the Board of Directors. On May 25, 2023, the Company paid a quarterly dividend of $0.04 per share on outstanding common stock.
  In the second quarter 2023, the Company reached a full and final settlement of all claims arising out of the Lehman Brothers International (Europe) (“LBIE”) litigation for $40 million. The litigation concerned interest rate swap transactions that were entered into in 2007 and 2008, which were assumed as part of the Firth Rixson acquisition in 2014.

Howmet Aerospace (NYSE: HWM) today reported second quarter 2023 results. The Company reported second quarter revenues of $1.65 billion, up 18% year over year, primarily driven by growth in the commercial aerospace market of 23%.

Howmet Aerospace reported net income of $193 million, or $0.46 per share, in the second quarter 2023 versus $147 million, or $0.35 per share, in the second quarter 2022. Net income excluding special items was $181 million, or $0.44 per share, in the second quarter 2023, versus $149 million, or $0.35 per share, in the second quarter 2022. Net income included approximately $12 million in net favorable impacts from special items, primarily due to the reversal of a pre-tax charge taken in the third quarter 2022 related to the LBIE legal proceeding as a result of the final settlement of such proceeding in June 2023. Operating income margin was flat year over year at 17.3% in the second quarter 2023.

Second quarter 2023 Adjusted EBITDA excluding special items was $368 million, up 16% year over year. The year-over-year increase was driven by growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was down approximately 50 basis points year over year at 22.3%, including approximately $25 million of inflationary cost pass through year over year. Excluding year over year inflationary cost pass through, adjusted EBITDA margin excluding special items was 22.7%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “In the second quarter 2023, Howmet Aerospace delivered another strong set of results. Revenue grew year over year in every major end market, led by commercial aerospace up 23%, and exceeded the high end of our guidance range. Adjusted EBITDA* and Adjusted Earnings Per Share* also exceeded the high end of guidance and grew 16% and 26%, respectively, with Adjusted EBITDA Margin* a healthy 22.3%.”

Mr. Plant continued, “The outlook for Howmet Aerospace continues to be strong and supported by the extraordinary backlog of commercial aircraft orders at Airbus and Boeing. Our key defense aerospace and industrial end markets continue to be solid, while the commercial transportation end market remains healthy, albeit the third quarter tends to be seasonally weaker. With the robust demand backdrop and continued strong operational execution, we are increasing full year 2023 guidance for revenue, Adjusted EBITDA*, and Adjusted Earnings Per Share*.”

“Howmet Aerospace’s balance sheet remains solid and cash generation was strong, supporting $100 million in common stock repurchases in the second quarter 2023. In July 2023, the Company launched a redemption of $200 million of its 2024 Notes, which will reduce annualized interest expense by approximately $10 million. We also expect to increase the quarterly dividend on common stock from $0.04 to $0.05 per share in the fourth quarter 2023, demonstrating confidence in Howmet’s free cash flow profile.”

______________________
*	Excluding Special Items

Second Quarter 2023 Segment Performance

Engine Products

Engine Products reported revenue of $821 million, an increase of 26% year over year, due to growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. Segment Adjusted EBITDA was $223 million, up 25% year over year, driven by commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas volumes. The segment added approximately 90 net headcount in the quarter and approximately 350 net headcount in the first half 2023 in anticipation of future revenue increases, resulting in unfavorable near-term costs. Segment Adjusted EBITDA margin decreased approximately 30 basis points year over year to 27.2%.

Fastening Systems

Fastening Systems reported revenue of $329 million, an increase of 19% year over year due to growth in the commercial aerospace, defense aerospace, industrial, and commercial transportation markets. Segment Adjusted EBITDA was $64 million, up 14% year over year, driven by commercial aerospace, defense aerospace, industrial, and commercial transportation volumes. The segment added approximately 215 net headcount in the quarter and approximately 430 net headcount in the first half 2023 in anticipation of future revenue increases, resulting in unfavorable near-term costs. Segment Adjusted EBITDA margin decreased approximately 70 basis points year over year to 19.5%.

Engineered Structures

Engineered Structures reported revenue of $200 million, an increase of 8% year over year due to growth in the commercial aerospace market driven by Russian titanium share gains, partially offset by declines in the defense aerospace market. Segment Adjusted EBITDA was $20 million, down 23% year over year, driven by unfavorable volume in the defense aerospace market and production rate increases not realized, partially offset by favorable volume in the commercial aerospace market. Operational costs such as additional headcount to support the planned production rate increases were unrecovered due to production bottlenecks at one plant. The Company expects to achieve targeted production levels in the second half 2023. The segment added approximately 50 net headcount in the quarter in anticipation of future revenue increases, resulting in unfavorable near-term costs. Segment Adjusted EBITDA margin decreased approximately 410 basis points year over year to 10.0%.

Forged Wheels

Forged Wheels reported revenue of $298 million, an increase of 7% year over year due to a 6% increase in volume. Segment Adjusted EBITDA was $81 million, up 8% year over year, driven by favorable volume partially offset by supply chain disruptions. Segment Adjusted EBITDA margin increased approximately 30 basis points year over year to 27.2% as the impact of lower aluminum prices was partially offset by inflationary cost pass through.

Repurchased $100 Million of Common Stock in Second Quarter 2023

In the second quarter 2023, Howmet Aerospace repurchased $100 million of common stock at an average price of $44.52 per share, retiring approximately 2.2 million shares. In the first half 2023, the Company repurchased $125 million of common stock at an average price of $44.28 per share, retiring approximately 2.8 million shares. As of July 31, 2023, total share repurchase authorization available was $822 million.

Redeeming $200 Million of 2024 Notes in Third Quarter 2023

On July 31, 2023, Howmet Aerospace issued a notice to redeem $200 million of the aggregate principal amount of its 5.125% Notes due 2024 (“2024 Notes”). The redemption is expected to be completed on September 28, 2023 and will reduce the outstanding 2024 Notes to $705 million. This redemption will reduce annualized interest expense by approximately $10 million. In the first quarter 2023, the Company redeemed $150 million and additionally repurchased approximately $26 million of the aggregate principal amount of the 2024 Notes. These combined actions will reduce annualized interest expense by approximately $19 million. All of the Company’s outstanding debt is unsecured and at fixed interest rates.

Revolver Amended Through 2028 with More Favorable Terms

On July 27, 2023, the Company amended its credit agreement for its $1 billion revolving credit facility, including changes relating to a maturity date extension to July 27, 2028, a more favorable Debt-to-EBITDA financial covenant, and certain lower fees. Revolver capacity remains at $1 billion and is undrawn.

Howmet Aerospace Expecting to Increase Common Stock Dividend in Fourth Quarter 2023

The Company expects to increase the quarterly dividend of its common stock from $0.04 per share to $0.05 per share, a 25% increase, beginning in the fourth quarter 2023, subject to the discretion and final approval of the Board of Directors each quarter after the Board’s consideration of all factors it deems relevant and subject to applicable law. On May 25, 2023, the Company paid a quarterly dividend of $0.04 per share on outstanding common stock.

Lehman Brothers International (Europe) (“LBIE”) Legal Proceeding Settled

In the second quarter 2023, the Company reached a full and final settlement of all claims arising out of the LBIE litigation. The litigation concerned interest rate swap transactions that were entered into in 2007 and 2008, which were assumed as part of the Firth Rixson acquisition in 2014. The settlement provides for a payment of $40 million to be paid to LBIE in two installments: $15 million paid in July 2023 and $25 million payable in July 2024. As a result of the settlement, $25 million of the amount previously recorded for the litigation as a pre-tax charge in Other income, net was reversed in the Company’s second quarter 2023 results.

2023 Guidance

	Q3 2023 Guidance			FY 2023 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.580B	$1.590B	$1.600B	$6.400B	$6.440B	$6.470B
Adj. EBITDA*1	$355M	$360M	$365M	$1.435B	$1.445B	$1.455B
Adj. EBITDA Margin*1	22.5%	22.6%	22.8%	22.4%	22.4%	22.5%
Adj. Earnings per Share*1	$0.41	$0.42	$0.43	$1.69	$1.70	$1.71
Free Cash Flow[1]				$600M	$635M	$670M
* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Tuesday, August 1, 2023. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on August 1, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel; (h) uncertainty of the residual impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (i) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (j) inability to meet increased demand, production targets or commitments; (k) competition from new product offerings, disruptive technologies or other developments; (l) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities and conflicts, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (n) failure to comply with government contracting regulations; (o) adverse changes in discount rates or investment returns on pension assets; and (p) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2022 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2023	March 31, 2023	June 30, 2022
Sales	$1,648	$1,603	$1,393

Cost of goods sold (exclusive of expenses below)	1,196	1,164	987
Selling, general administrative, and other expenses	88	75	83
Research and development expenses	9	9	9
Provision for depreciation and amortization	67	69	67
Restructuring and other charges(1)	3	1	6
Operating income	285	285	241

Loss on debt redemption	—	1	2
Interest expense, net	55	57	57
Other (income) expense, net(2)	(13)	7	(1)

Income before income taxes	243	220	183
Provision for income taxes	50	72	36
Net income	$193	$148	$147

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(3)(4):
Net income per share	$0.47	$0.36	$0.35
Average number of shares(4)(5)	413,240,220	412,164,982	417,064,041

Earnings per share - diluted(3)(4):
Net income per share	$0.46	$0.35	$0.35
Average number of shares(5)	417,005,522	418,260,459	422,053,717

Common stock outstanding at the end of the period	412,169,561	411,810,073	416,309,875
(1)

Restructuring and other charges for the quarter ended June 30, 2023 included pension settlement charges. Restructuring and other charges for the quarter ended March 31, 2023 included other exit costs and severance reversals. Restructuring and other charges for the quarter ended June 30, 2022 included pension settlement charges, other exit costs, and accelerated depreciation.

(2)

Other (income) expense, net for the quarter ended June 30, 2023 included the reversal of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the Lehman Brothers International (Europe) (“LBIE”) legal proceeding.

(3)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters presented need to be subtracted from Net income.
(4)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding awards and employee stock options.

(5)

As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not realized in EPS in the year of repurchase for the periods presented.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$535	$791
Receivables from customers, less allowances of $1 in both 2023 and 2022	657	506
Other receivables	14	31
Inventories	1,715	1,609
Prepaid expenses and other current assets	207	206
Total current assets	3,128	3,143
Properties, plants, and equipment, net	2,319	2,332
Goodwill	4,026	4,013
Deferred income taxes	52	54
Intangibles, net	513	521
Other noncurrent assets	195	192
Total assets	$10,233	$10,255

Liabilities
Current liabilities:
Accounts payable, trade	$881	$962
Accrued compensation and retirement costs	209	195
Taxes, including income taxes	78	48
Accrued interest payable	73	75
Other current liabilities	169	202
Total current liabilities	1,410	1,482
Long-term debt, less amount due within one year	3,989	4,162
Accrued pension benefits	626	633
Accrued other postretirement benefits	106	109
Other noncurrent liabilities and deferred credits	327	268
Total liabilities	6,458	6,654

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	412	412
Additional capital	3,782	3,947
Retained earnings	1,334	1,028
Accumulated other comprehensive loss	(1,808)	(1,841)
Total equity	3,775	3,601
Total liabilities and equity	$10,233	$10,255

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)

	Six months ended June 30,
	2023	2022
Operating activities
Net income	$341	$278
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	136	133
Deferred income taxes	57	52
Restructuring and other charges	4	8
Net realized and unrealized losses	11	7
Net periodic pension cost	19	11
Stock-based compensation	26	29
Loss on debt redemption	1	2
Other	—	27
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(141)	(169)
Increase in inventories	(99)	(191)
(Increase) decrease in prepaid expenses and other current assets	(9)	1
(Decrease) increase in accounts payable, trade	(80)	118
Decrease in accrued expenses	(15)	(40)
Increase in taxes, including income taxes	31	1
Pension contributions	(12)	(20)
Decrease (increase) in noncurrent assets	1	(1)
Decrease in noncurrent liabilities	(19)	(33)
Cash provided from operations	252	213
Financing Activities
Net change in short-term borrowings	—	(4)
Repurchases and payments on debt	(176)	(60)
Premiums paid on early redemption of debt	(1)	(2)
Repurchase of common stock	(125)	(235)
Proceeds from exercise of employee stock options	9	10
Dividends paid to shareholders	(35)	(18)
Taxes paid for net share settlement of equity awards	(75)	(22)
Cash used for financing activities	(403)	(331)
Investing Activities
Capital expenditures	(105)	(106)
Proceeds from the sale of assets and businesses	—	42
Other	—	(1)
Cash used for investing activities	(105)	(65)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)
Net change in cash, cash equivalents and restricted cash	(256)	(184)
Cash, cash equivalents and restricted cash at beginning of period	792	722
Cash, cash equivalents and restricted cash at end of period	$536	$538

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23
Engine Products
Third-party sales	$631	$652	$683	$732	$2,698	$795	$821
Inter-segment sales	$1	$1	$1	$1	$4	$2	$5
Provision for depreciation and amortization	$31	$31	$31	$32	$125	$32	$32
Segment Adjusted EBITDA	$173	$179	$186	$191	$729	$212	$223
Segment Adjusted EBITDA Margin	27.4%	27.5%	27.2%	26.1%	27.0%	26.7%	27.2%
Restructuring and other charges (credits)	$3	$4	$2	$20	$29	$—	$(1)
Capital expenditures	$27	$24	$23	$20	$94	$33	$21

Fastening Systems
Third-party sales	$264	$277	$291	$285	$1,117	$312	$329
Provision for depreciation and amortization	$12	$11	$11	$11	$45	$11	$12
Segment Adjusted EBITDA	$56	$56	$64	$58	$234	$58	$64
Segment Adjusted EBITDA Margin	21.2%	20.2%	22.0%	20.4%	20.9%	18.6%	19.5%
Restructuring and other (credits) charges	$(3)	$—	$—	$11	$8	$—	$—
Capital expenditures	$15	$8	$7	$9	$39	$9	$5

Engineered Structures
Third-party sales	$182	$185	$193	$230	$790	$207	$200
Inter-segment sales	$1	$1	$3	$1	$6	$—	$1
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$12
Segment Adjusted EBITDA	$23	$26	$28	$34	$111	$30	$20
Segment Adjusted EBITDA Margin	12.6%	14.1%	14.5%	14.8%	14.1%	14.5%	10.0%
Restructuring and other charges	$2	$1	$1	$3	$7	$1	$5
Capital expenditures	$7	$2	$3	$5	$17	$10	$5

Forged Wheels
Third-party sales	$247	$279	$266	$266	$1,058	$289	$298
Provision for depreciation and amortization	$10	$10	$10	$10	$40	$9	$10
Segment Adjusted EBITDA	$67	$75	$64	$72	$278	$79	$81
Segment Adjusted EBITDA Margin	27.1%	26.9%	24.1%	27.1%	26.3%	27.3%	27.2%
Restructuring and other charges	$—	$—	$—	$2	$2	$—	$—
Capital expenditures	$9	$5	$6	$8	$28	$9	$7

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23
Income before income taxes	$171	$183	$104	$148	$606	$220	$243
Loss on debt redemption	—	2	—	—	2	1	—
Interest expense, net	58	57	57	57	229	57	55
Other expense (income), net	1	(1)	67	15	82	7	(13)
Operating income	$230	$241	$228	$220	$919	$285	$285
Segment provision for depreciation and amortization	65	64	64	65	258	64	66
Unallocated amounts:
Restructuring and other charges	2	6	4	44	56	1	3
Corporate expense(1)	22	25	46	26	119	29	34
Total Segment Adjusted EBITDA	$319	$336	$342	$355	$1,352	$379	$388

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2022, Corporate expense included $5 of costs related to fires at two plants and ($3) of reimbursement related to legal and advisory charges. For the quarter ended June 30, 2022, Corporate expense included $2 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended September 30, 2022, Corporate expense included $25 of costs related to fires at three plants and $1 of costs associated with closures, shutdowns, and other items. In the third quarter of 2022, the Company’s cast house in Barberton, Ohio, which produces aluminum ingot used in the production of wheels for the North American commercial transportation market, experienced a mechanical failure resulting in substantial heat and fire-related damage to equipment. For the quarter ended December 31, 2022, Corporate expense included $4 of costs related to fires at three plants, net of reimbursement, and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended March 31, 2023, Corporate expense included $4 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended June 30, 2023, Corporate expense included $9 of costs associated with closures, supply chain disruptions, and other items, $7 of costs related to a collective bargaining agreement negotiation, and ($4) of net reimbursements related to fires at two plants.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended		Six months ended
	March 31, 2023	June 30, 2023	June 30, 2023
Cash provided from operations	$23	$229	$252
Capital expenditures	(64)	(41)	(105)
Free cash flow	$(41)	$188	$147

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended			Six months ended
	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022	June 30, 2023
Net income	$147	$148	$193	$278	$341

Diluted earnings per share (EPS)	$0.35	$0.35	$0.46	$0.66	$0.81

Special items:
Restructuring and other charges	6	1	3	8	4
Loss on debt redemption and related costs	2	1	—	2	1
Plant fire costs (reimbursements), net	2	4	(4)	7	—
Collective bargaining agreement negotiation	—	—	7	—	7
Settlement from legal proceeding, net of legal fees(1)	—	—	(24)	—	(24)
Legal and other advisory reimbursements	—	—	—	(3)	—
Costs associated with closures, supply chain disruptions, and other items(2)	1	1	9	1	10
Subtotal: Pre-tax special items	11	7	(9)	15	(2)
Tax impact of Pre-tax special items(3)	(2)	(1)	2	(3)	1
Subtotal	9	6	(7)	12	(1)

Discrete and other tax special items(4)	(7)	21	(5)	(9)	16
Total: After-tax special items	2	27	(12)	3	15

Net income excluding Special items	$149	$175	$181	$281	$356

Diluted EPS excluding Special items	$0.35	$0.42	$0.44	$0.66	$0.85

Average number of shares - diluted EPS excluding Special items	422,053,717	418,260,459	417,005,522	423,411,073	417,455,768

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)

Settlement from legal proceeding, net of legal fees for the quarter and six months ended June 30, 2023 related to the reversal of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the LBIE legal proceeding.

(2)

For the quarter and six months ended June 30, 2023, Costs associated with closures, supply chain disruptions, and other items included costs for a site closure and inventory disposal, an impact from supply disruptions, and remediation and separation expenses.

(3)

The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	Discrete tax items for each period included the following:

  for the quarter ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and a net benefit for other small items ($1);
  for the quarter ended March 31, 2023, a charge for a tax reserve established in France $20 and a net charge for other small items $1;
  for the quarter ended June 30, 2023, an excess benefit for stock compensation ($8) and a net charge for other small items $1;
  for the six months ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6), an excess benefit for stock compensation ($5), and a net charge for other small items $2; and
  for the six months ended June 30, 2023, a charge for a tax reserve established in France $20, an excess benefit for stock compensation ($8), and a net charge for other small items $2.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Reconciliation of Operational tax rate	Quarter ended June 30, 2023			Six months ended June 30, 2023
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$243	$(9)	$234	$463	$(2)	$461
Provision for income taxes	$50	$3	$53	$122	$(17)	$105
Tax rate	20.6%		22.6%	26.3%		22.8%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended June 30, 2023 included settlement from legal proceeding, net of legal fees ($24) and net reimbursements related to fires at two plants ($4), partially offset by costs associated with closures, supply chain disruptions, and other items $9, costs related to a collective bargaining agreement negotiation $7, and Restructuring and other charges $3. Special items for the six months ended June 30, 2023 included settlement from legal proceeding, net of legal fees ($24), partially offset by costs associated with closures, supply chain disruptions, and other items $10, costs related to a collective bargaining agreement negotiation $7, Restructuring and other charges $4, and loss on debt redemption and related costs $1.

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

  for the quarter ended June 30, 2023, an excess benefit for stock compensation ($8) and a net charge for other small items $1; and
  for the six months ended June 30, 2023, a charge for a tax reserve established in France $20, an excess benefit for stock compensation ($8), and a net charge for other small items $2.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items	Quarter ended
	June 30, 2022	March 31, 2023	June 30, 2023
Sales	$1,393	$1,603	$1,648
Operating income	$241	$285	$285
Operating income margin	17.3%	17.8%	17.3%

Net income	$147	$148	$193
Add:
Provision for income taxes	$36	$72	$50
Other (income) expense, net	(1)	7	(13)
Loss on debt redemption	2	1	—
Interest expense, net	57	57	55
Restructuring and other charges	6	1	3
Provision for depreciation and amortization	67	69	67
Adjusted EBITDA	$314	$355	$355

Add:
Plant fire costs (reimbursements), net	$2	$4	$(4)
Collective bargaining agreement negotiation	—	—	7
Costs associated with closures, supply chain disruptions, and other items	1	1	10
Adjusted EBITDA excluding Special items	$317	$360	$368

Adjusted EBITDA margin excluding Special items	22.8%	22.5%	22.3%
Incremental margin	Quarter ended
	June 30, 2022	June 30, 2023	Q2 2023 YoY
Third-party sales	$1,393	$1,648
Year-over-Year Material and other inflationary cost pass through		(25)
Third-party sales excluding Material and other inflationary cost pass through (b)	$1,393	$1,623	$230

Adjusted EBITDA excluding Special items (a)	$317	$368	$51

Incremental margin (a)/(b)			22%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales excluding Material and other inflationary cost pass through, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items and Material and other inflationary cost pass through	Quarter ended
	March 31, 2023	June 30, 2023
Net income	$148	$193

Add:
Provision for income taxes	$72	$50
Other expense (income), net	7	(13)
Loss on debt redemption	1	—
Interest expense, net	57	55
Restructuring and other charges	1	3
Provision for depreciation and amortization	69	67
Adjusted EBITDA	$355	355

Add:
Plant fire costs (reimbursements), net	$4	$(4)
Collective bargaining agreement negotiation	—	7
Costs associated with closures, supply chain disruptions, and other items	1	10
Adjusted EBITDA excluding Special items (a)	$360	$368

Third-party sales (b)	$1,603	$1,648
Year-over-Year Material and other inflationary cost pass through	(35)	(25)
Third-party sales excluding Year-over-Year Material and other inflationary cost pass through (c)	$1,568	$1,623

Adjusted EBITDA margin excluding Special items (a)/(b)	22.5%	22.3%
Adjusted EBITDA margin excluding Special items and Year-over-Year Material and other inflationary cost pass through (a)/(c)	23.0%	22.7%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Third-party sales excluding Year-over-Year Material and other inflationary cost pass through, Adjusted EBITDA margin excluding Special items, and Adjusted EBITDA margin excluding Special items and Year-over-Year Material and other inflationary cost pass through are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Rob Morrison
(412) 553-2666
Rob.Morrison@howmet.com